Exhibit 99.1

FOR IMMEDIATE RELEASE

Supreme Industries Reports Second-Quarter 2011 Financial Results

Conference Call to Be Held 9:00 a.m. ET, August10

Goshen, Ind.—August 9, 2011—Supreme Industries, Inc. (NYSE Amex: STS), a leading manufacturer of specialized commercial vehicles, including truck bodies, shuttle buses, and armored vehicles, today announced financial results for its second quarter ended July 2, 2011.

Second-quarter 2011 consolidated net sales were $94.1 million, an increase of approximately 60% over the $58.9 million in net sales in the same period a year ago. The sales order backlog remained solid at $99 million at quarter end compared with $92 million a year ago. Gross profit improved by approximately 30% to $8.0 million, or 8.5% of net sales. The gross profit percentage was 1.9% lower than the second quarter of 2010 primarily due to the ramp up costs associated with such a significant increase in sales, the high mix of lower margin truck fleet business and the increasing cost of key raw materials. Selling, general and administrative expenses were $6.9 million for the second quarter of 2011. At 7.3% of net sales, these expenses were lower than the 9.4% of net sales for the same period in 2010.The Company incurred approximately $0.5 million in incremental costs to improve operations as well as other expenses related to our refinancing with another lender and severance costs. Interest expense was slightly higher, at $0.5 million compared to $0.3 million in second quarter 2010.

During the quarter, as previously announced, the Company settled a large litigation claim. Excluding this settlement and related costs and other expenses related to our refinancing and profit improvement initiatives, the Company achieved second quarter operating income from continuing operations of approximately $1.5 million, versus $0.7 million in the second quarter of 2010.

Inclusive of the above mentioned settlement and expenses, the Company reported a net loss from continuing operations of $0.9 million or $0.06 per share, in the second quarter of 2011, compared to income from continuing operations of $0.3 million or $0.02 per share in the same quarter of 2010.

Supreme President and Chief Executive Officer Kim Korth said: “Given the continuing significant increase in sales compared to 2010, Supreme has remained focused on improving our execution and our ability to drive more of our performance to the bottom line. We have expanded our use of common operating standards for all key processes and we have established in-depth metrics at all of our facilities to better guide our decisions. While I am encouraged that, absent the legal settlement costs incurred in this quarter, Supreme did return to profitability, it still is not at an acceptable level. We need to continue to aggressively review all aspects of our business for profit improvement opportunities while simultaneously meeting or exceeding our customers’ expectations.”

Supreme Industries, Inc.

2581 East Kercher Road • PO Box 463 • Goshen, IN46527

Supreme was in compliance with its minimum EBITDA and its Tangible Net Worth financial covenants under its senior bank loan agreement. Borrowings under this current agreement were $24.2 million as of July 2, 2011 versus $25.5 million on December 25, 2010.

“The truck market has remained very robust although we are obviously being cautious given recent adverse developments in our economy. Our retail truck orders have remained strong and we are focused on deepening our position in a number of key market segments during the remainder of 2011. The bus market was soft for the first half of the year but we anticipate a modest recovery for the second half of 2011. We have taken appropriate steps to structure the bus business for the current economic market conditions while aggressively expanding into new niche sectors. While our armored/specialty vehicle business was negatively impacted by the lengthy budget negotiations in Washington during the first half of this year, its performance has remained relatively steady and we are beginning to see positive new growth opportunities in both our current and targeted customer segments. Supreme is committed to continuous improvement of our key performance measures and to translating these improvements into a sustainable competitive position going forward,” Korth concluded.

A live webcast of Supreme Industries’ earnings conference call can be heard tomorrow at 9:00 a.m. Eastern Time at http://www.SupremeInd.com. Those unable to participate in the live conference call may access a replay, which will be available on Supreme’s website for approximately 30 days.

To be added to Supreme Industries’ e-mail distribution list, please click on the link below: http://www.clearperspectivegroup.com/clearsite/sts/emailoptin.html.

About Supreme Industries

Supreme Industries, Inc. (NYSE Amex: STS), is a nationwide manufacturer of specialized truck bodies produced to the specifications of its customers. Supreme also manufactures special-purpose “shuttle-type” buses, armored vehicles and homeland response vehicles. The Company’s transportation equipment products are used by a wide variety of industrial, commercial, law enforcement and Homeland Security customers.

News releases and other information on the Company are available on the Internet at: http://www.supremeind.com or http://www.b2i.us/irpass.asp?BzID=1482&to=ea&s=0

CONTACT:

Supreme Industries, Inc.
Kim Korth, 574-642-4888 Ext. 346
President and Chief Executive Officer

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Supreme Industries, Inc. and Subsidiaries

Consolidated Statements of Income (Unaudited)

	Three Months Ended		Six Months Ended
	July 2,	June 26,	July 2,	June 26,
	2011	2010	2011	2010
Net sales	$94,063,962	$58,894,666	$162,463,937	$104,936,936
Cost of sales	86,088,469	52,753,244	147,965,291	94,949,213
Gross profit	7,975,493	6,141,422	14,498,646	9,987,723

Selling, general and administrative expenses	6,909,473	5,555,471	13,907,437	11,073,933
Other income	(393,851)	(157,121)	(454,604)	(345,485)
Legal settlement and related costs	1,868,648	114,552	2,182,091	156,711
Operating income (loss)	(408,777)	628,520	(1,136,278)	(897,436)

Interest expense	452,712	342,728	732,571	836,500
Income (loss) from continuing operations before income taxes	(861,489)	285,792	(1,868,849)	(1,733,936)

Income taxes	—	—	—	—
Income (loss) from continuing operations	(861,489)	285,792	(1,868,849)	(1,733,936)

Discontinued operations
Operating loss of discontinued Oregon operations	(334,706)	(303,887)	(691,845)	(697,771)
Operating loss of discontinued motorhome operations	—	(143,970)	—	(138,766)
Net loss	$(1,196,195)	$(162,065)	$(2,560,694)	$(2,570,473)

Loss per share:
Income (loss) from continuing operations	$(0.06)	$0.02	$(0.13)	$(0.12)
Loss from discontinued operations	(0.02)	(0.03)	(0.05)	(0.06)

Net loss	$(0.08)	$(0.01)	$(0.18)	$(0.18)

Shares used in the computation of loss per share:
Basic	14,590,397	14,292,955	14,471,570	14,274,747
Diluted	14,590,397	14,292,955	14,471,570	14,274,747

Supreme Industries, Inc. and Subsidiaries Consolidated Balance Sheets

	July 2,	December 25,
	2011	2010
	(Unaudited)	(Audited)

Assets
Current assets	$85,607,505	$68,443,939
Property, plant and equipment, net	32,417,542	33,054,891
Other assets	767,415	38,624
Total assets	$118,792,462	$101,537,454

Liabilities
Current liabilities	$62,611,654	$48,833,930
Long-term debt	4,230,975	770,847
Total liabilities	66,842,629	49,604,777
Total stockholders’ equity	51,949,833	51,932,677
Total liabilities and stockholders’ equity	$118,792,462	$101,537,454